Exhibit  10.7
SERVICES AGREEMENT

This Services Agreement (Agreement) is entered into by and between The Board of Governors of The Colorado State University System, acting by and through Colorado State University, an institution of higher education of the State of Colorado ("University"), and Apro Bio Pharmaceutical, a Corporation organized under the laws of the state of Colorado, with a place of business located at 5350 S. Roslyn Street, Suite 300, Greenwood Village, Colorado 80111 ("Client").

NOW THEREFORE, in consideration of the above and the mutual promises contained herein, the parties agree as follows:

1.	Independent Contractors. It is understood and agreed by the parties that the University is an independent contractor with respect to the Client and that this Agreement is not intended and shall not be construed to create an employer/employee or a joint venture relationship between the University and the Client. The University shall be free from the direction and control of the Client in the performance of the University's obligations under this Agreement, except that the Client may indicate specifications, standards requirements and deliverables for satisfaction of the University's obligations under this Agreement.

2.
Term. This Agreement shall be effective upon execution by both parties ("Effective Date") and shall terminate 1 year from the Effective Date, unless sooner terminated as provided herein or extended by written agreement of the parties.

3.
Scope of Work. The University agrees to perform the services described in the Scope of Work attached hereto (the "Services") and made a part hereof as Exhibit A, under the direction and supervision of the Principal Investigator, Dr. Diane Ordway-Rodriguez.

4.
Payment. The Client agrees to pay the University for the Services performed under this Agreement in a fixed price amount of $38,929 payable 50% upon execution; 40% at mid-project; 10% upon University's submission of the final report.

5.
Ownership of Information. At all times during and following the term of this Agreement, including any extensions or renewals hereof, all records, information and data provided to the University by the Client or developed during the performance of the Services under this Agreement by the University and/or the Client ("Project Records") shall be and remain the sole property of the Client. Upon the Client's request and at Client's expense the University and the Principal Investigator shall execute any documents needed in order to perfect the ownership title of all Project Records. Except as provided in paragraph 7 of this Agreement, any Project Records shall be provided to or returned to the Client upon request after termination of this Agreement.

6.	Reporting Requirements.

6.1 The University agrees that all Project Records as defined in the Scope of Work or detailed description thereof shall be made available to Client at any reasonable time, subject to the reporting requirements set forth in the Scope of Work.

6.2 Client shall have the right to audit the records of the University related to the Services performed under this Agreement, during normal business hours and upon reasonable notice to University. Such audit may include the financial records of University relating to the Services. University shall reasonably cooperate with Client in satisfying any requirement or order issued by any governmental agency or court, including but not limited to the inspection of University's records or facility.

7.	Confidentiality.

7.1 Each party has certain documents, data, information, and methodologies that are confidential and proprietary to that party ("Confidential Information"). Confidential Information of the Client shall also include any information developed or produced as part of the Services performed under the Scope of Work. During the term of this Agreement, either party may, as the "Disclosing Party," disclose its Confidential Information to the other party (the "Recipient"), in writing, visually, or orally. Recipient shall receive and use the Confidential Information for the sole purpose of the performance of this Agreement, and for no other purpose (except as may be specifically authorized by the Disclosing Party, in writing). Recipient agrees not to make use of the Confidential Information except for such Services and agrees not to disclose the Confidential Information to any third party or parties without the prior written consent of the Disclosing Party.

7.2 Recipient shall use its reasonable best efforts to preserve the confidentiality of the Confidential Information (using the same or similar protections as it would as if the Confidential Information were Recipient's own, and in any event, not less than reasonable care). Recipient shall obligate its affiliates with access to any portion of the Confidential Information to protect the proprietary nature of the Confidential Information.

7.3 "Confidential Information" shall not include, and Recipient shall have no obligation to refrain from disclosing or using, information which:

7.3.1 is generally available to the public at the time of this Agreement;

7.3.2 becomes part of the public domain or publicly known or available by publication or otherwise, not through any unauthorized act or omission of Recipient;

7.3.3 is lawfully disclosed to the Recipient by third parties without breaching any obligation of non-use or confidentiality;

7.3.4 has been independently developed by persons in Recipient's employ or otherwise who have no contact with Confidential Information, as proven with written records; or

7.3.5 is required to be disclosed by law; provided that, in the event that Recipient is required to disclose Confidential Information under this subsection 7.3.5, it will promptly notify the Disclosing Party, and the Disclosing Party may, at its sole discretion and expense, initiate legal action to prevent, limit or condition such disclosure.

7.3.6 no portion of Client's Information shall be construed as coming within exceptions 7.3.1 to 7.3.4, solely on the basis that more generalized information embracing such portion of Client's Information falls within any of the exceptions or on the basis that elements of such portion of the Client's Information are independently within any of the exceptions.

7.4 Notwithstanding any other provision of this Agreement, a party may retain one copy of the other party's Confidential Information in its confidential files, for the sole purpose of establishing compliance with the terms hereof.

8.
Publication. The University, as a state institution of higher education, engages only in research that is compatible, consistent, and beneficial to its academic role and mission. Therefore, significant results of research activities must be reasonably available for publication. The parties acknowledge that the University shall have the right to publish results. The University agrees, however, that during the term of this Agreement and for 6 months thereafter, the Sponsor shall have 60 days to review and comment on any proposed publication. In addition, the University agrees to delays, upon the Client's request, such publication(s) to the extent reasonable to permit the Client to file U.S. and foreign patent applications comprising the results. The University further agrees that any proprietary information supplied to it by the Sponsor during the course of research performed by the University will not be included in any published material without prior approval by the Sponsor.

9.
Equipment. Unless otherwise provided in the Scope of Work or in a writing signed by the parties, all equipment purchased with funds provided under this Agreement for use in connection with this Agreement shall be the property of the University, and shall be dedicated to providing Services under this Agreement while this Agreement is in effect.

10.
Liability; Insurance. Each party hereto agrees to be responsible for its own wrongful or negligent acts or omissions, or those of its officers, agents, or employees to the full extent allowed by law. Liability of the University is at all times herein strictly limited and controlled by the provisions of the Colorado government Immunity Act, C.R.S. secs. 24-10-101, et seq. as now or hereafter amended. Nothing in this Agreement shall be construed as a waiver of the protections of said Act. During the term hereof each party represents that it maintains general liability insurance covering itself and its employees in the performance of this contract, in an aggregate amount of not less than one million dollars ($1,000,000.00), all or part of which may be self-insured. A party will furnish the other party a certificate evidencing such insurance upon written request.

11.
Exclusive Warranty; Disclaimer. University warrants that all deliverables provided under this Agreement will be provided substantially in accordance with the Scope of Work and/or written protocol provided by Client. All other warranties, express and implied, are hereby expressly disclaimed INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. University shall not be liable for any indirect, special, incidental, consequential or punitive loss or damage of any kind, including but not limited to lost profits (regardless of whether or not University knows or should know of the possibility of such loss or damages). The liability of either party under this Agreement shall not exceed the amount paid or payable to the University under this Agreement.

12.
Use of Tradenames and Service Marks. Neither party obtains by this Agreement any right, title, or interest in, or any right to reproduce or to use for any purpose, the name, tradenames, trade- or service marks, or logos (the "Marks"), or the copyrights of the other party. Neither party will include the name of the other party or of any employee of that party in any advertising, sales promotion, or other publicity matter without the prior written approval of that other party. In the case of the University, prior written approval is required from the University Vice President for Research. In the case of the Client, prior written approval is required from an authorized representative of the Client.

13.	Termination. Either party may terminate this Agreement, without cause, upon not less than sixty (60) days' written notice, given in accordance with the Notice provisions of this Agreement. Termination of this Agreement shall not relieve a party from its obligations incurred prior to the termination date. Upon early termination of this Agreement by Client, except in the case of a material breach by University, Client shall pay all costs accrued by University as of the date of termination including non-cancelable obligations for the term of this Agreement, which shall include all appointments of staff incurred prior to the effective date of the termination. University shall exert its best efforts to limit or terminate any outstanding financial commitments for which Client is to be liable. University shall furnish, within ninety (90) days of the effective termination, a final report of all costs incurred and all funds received and shall reimburse Client for payments which may have been advanced in excess of total costs incurred with no further obligations to Client.

Any Confidential Information disclosed during the term of this Agreement (including any extensions hereof) shall be subject to Section 7 for a period of three (3) years from the date of disclosure irrespective of any termination of this Agreement.

14.
Default. A party will be considered in default of its obligations under this Agreement if such party should fail to observe, to comply with, or to perform any term, condition, or covenant contained in this Contract and such failure continues for thirty (30) days after the non-defaulting party gives the defaulting party written notice thereof. In the event of default, the non-defaulting party, upon written notice to the defaulting party, may terminate this Contract as of the date specified in the notice, and may seek such other and further relief as may be provided by law. Notwithstanding the foregoing, in the event of a breach or threatened breach of paragraph 7 orl 1 of this Agreement, the non-defaulting party may terminate the Agreement immediately without affording the defaulting party the opportunity to cure, and may seek an injunction or restraining order as required to prevent unauthorized disclosures of Confidential Information or unauthorized use of its Marks or copyrights.

15.
Notices. All notices and other correspondence related to this Agreement shall be in writing and shall be effective when delivered by: (i) certified mail with return receipt, (ii) hand delivery with signature or delivery receipt provided by a third party courier service (such as FedEx, UPS, etc.), (iii) fax transmission if verification of receipt is obtained, or (iv) email with return receipt, to the designated representative of the party as indicated below. A party may change its designated representative for notice purposes at any time by written notice to the other party. The initial representatives of the parties are as follows:

To University:

Chris Getzelman
Office of Sponsored Programs
Campus Delivery 2002
Colorado State University
Fort Collins, CO 80523-2002

Tele: 970-491-0439

Fax: 970-491-6147
Chris.getzelman research.colOstate.edu

A copy of any notice concerning a
breach, alleged breach, or dispute
arising under this Agreement shall also be sent to:

Office of the General Counsel
01 Administration Building
0006 Campus Delivery
Colorado State University
Fort Collins, CO 80523-0006
Tel: 970-491-6270

To Client:

David Olson
Apro Bio Pharmaceutical
5350 S. Roslyn Street
Suite 300
Greenwood Village, Colorado 80111

16.	Legal Authority. Each party to this Agreement warrants that it possesses the legal authority to enter into this agreement and that it has taken all actions required by its procedures, bylaws, and/or applicable law to exercise that authority, and to lawfully authorize its undersigned signatory to execute this agreement and to bind it to its terms. The person(s) executing this agreement on behalf of a party warrant(s) that such person(s) have full authorization to execute this agreement. This Agreement shall not be binding upon Colorado State University, its governing board or the State of Colorado unless signed by the University Vice-President for Research or his/her authorized delegate.

17.
Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes any previous contracts, understandings, or agreements of the parties, whether verbal or written, concerning the subject matter of this Agreement.

18.	Amendment. No amendment to this Agreement shall be valid unless it is made in a writing signed by the authorized representatives of the parties.

19.	Severability. In the event that any provision of this Agreement is held unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect.

20.
Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed under the laws of the State of Colorado. Any claim arising under this Agreement shall be filed and tried in the District Court, City and County of Denver, State of Colorado.

21.
Assignment. This Agreement shall not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided however, such consent shall not be required in the case of a sale or transfer to a third party of all or substantially all of a Party's business. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year written below.

The Board of Governors of the Colorado State University System, acting by and through Colorado State University:	Client
(LJ) By: /s/ Lynn Johnson Name: Lynn Johnson Title: Director, Special Programs	By: /s/David C. Olson Name: David Olson Title: President and CEO

Date: 5/23/07	Date: 6/18/07